                                 EXHIBIT 10.T



Louisiana-Pacific Corporation
Legal Department
P.O. Box 4000-98
N. 13455 Government Way
Hayden Lake, Idaho 83835
(208) 772-6011
Fax (208) 772-1712

Anton C. Kirchhof/General Counsel
Christopher M. (Kit) Keyes/Assistant General Counsel
Bert P. Krages II
Christopher J. Biencourt
Douglas P. Anderson
Lauri A. Newton
Blaire Rose Rios

August 11, 1995




Mr. James Eisses
East 3060 Crestwood Court
Coeur d'Alene ID  83814

Dear Mr. Eisses:

    This Agreement sets forth your agreement with Louisiana-Pacific Corporation (the "Company") with respect to your retirement from employment with the Company and your Director's status therewith:

    1. Retirement. Effective July 28, 1995 at 4:00 p.m., Central Standard Time, you have elected to retire from your positions as Board member and Employee, and any position, including without limitation, Director, Officer, Employee, Agent, or fiduciary of any affiliate of the Company or of any entity or trust for whom you were serving as such at the request of the Company.
Your pay through date is September 5, 1995.

    2. Special Retirement Benefit. The Company shall make a single sum payment to you by check in the amount of $800,000 plus an additional amount representing your accrued and unused vacation, all amounts less applicable tax withholdings, no later than August 11, 1995.

    3. Consulting Agreement. You shall enter into a Consulting Agreement with the Company pursuant to the terms of that Consulting Agreement attached hereto as Exhibit A.

    4. Stock Options and Employee Benefit Plans. You shall be deemed to have terminated your employment with the Company as of the pay through date for purposes of your participation in and entitlements under the Company's employee stock purchase and stock option plans and group insurance plan. Your Long Term Disability coverage terminated on July 28, 1995. You shall receive your vested benefits earned as of the pay through date under your Supplemental Benefits Plan Account and the Company's ESOT, each in accordance with the terms thereof. In accordance with the terms of the Company's stock option plans, all of your stock options which are not vested as of the pay through date shall be forfeited. In accordance with the terms of the Company's Restricted Stock Plan, you shall earn no benefit for 1995. You (or the trustee or trustees of any applicable insurance trust) shall have the option of assuming responsibility for payment of any and all premiums due with respect to the CrownLife whole life insurance policy on your life, surrendering such policy for its cash value or converting such policy to a paid-up policy, all in accordance with the terms of such policy. The Company will gift you its premium equity in such policy. You shall be solely responsible for complying with applicable securities laws in connection with any transaction by you involving your stock or interests under the Company's stock plans.

    5. Company Car. The Company shall immediately sell your Company car to you at the car's net book value on the Company's financial records as of August 11, 1995 and, effective immediately the Company shall cease to carry such Company car under its blanket insurance policy. You will be responsible for taxes related to any imputed income resulting from this sale.

    6. Medical, Dental and Vision Insurance. Following the termination of your present Company-paid coverages on September 30, 1995, you will be offered the company-sponsored health plan (excluding any Health Maintenance Organization or "HMO") which includes medical, vision and dental coverage for you and your eligible dependent(s) on a self-pay basis for a premium equal to L-P's composite monthly cost. Your monthly premiums must be received at L-P's Corporate office by the first day of each covered month to maintain this coverage without interruption. The plan of benefits will be the same Plan as is provided to the active salaried employees, and any future benefit or funding/cost changes will apply to you and your eligible dependent(s). All coverage terminates for you and your eligible dependent(s) when you attain 65, become eligible for Medicare if earlier, become covered under another group health insurance plan, or upon your death. Any dependent coverage under this paragraph will terminate if the dependent(s) is no longer an eligible dependent as defined by the Plan, becomes eligible for Medicare, or becomes covered under another group health insurance plan.

    Under the Federal Consolidated Omnibus Reconciliation Act of 1986
(COBRA), if you have any eligible dependent(s) or if your spouse is under age 65 upon your death or at the time you become eligible for Medicare, your spouse and any eligible dependent(s) may elect to self-pay the medical, vision and dental coverages up to a maximum total of thirty-six (36) months, in accordance with the COBRA guidelines.

    7.    Indemnification and Insurance.

    From July 28, 1995 and until all applicable statutes of limitation have expired and all claims have been resolved, to the extent permissible under applicable law and the Company's Certificate of Incorporation and Bylaws, the Company shall:

          (a) Indemnify and hold you harmless and advance expenses, all subject and pursuant to the provisions of the Company's Certificate of Incorporation and Bylaws (as in effect on August 4, 1995), with respect to claims and liabilities arising under or in connection with your positions as an employee and officer and your membership on the Board; and

          (b) Continue your coverage under the Company's Directors' and officers' insurance policy or policies ("D&O") to the extent permitted by the issuer or issuers thereof and with policy limits no less than the coverage in place on August 4, 1995. At no time will your coverage be less than that provided for the then active officers and members of the Board. The Company shall purchase extended reporting period coverage (or provide coverage equivalent to such coverage from another source) in the event the Company changes its D&O carrier or carriers.

    8.    Confidentiality.

    You shall not directly or indirectly disclose any of the provisions of this Agreement, except to the extent publicly available, to any person or entity other than (a) any legal or other professional advisor, (b) immediate family members or (c) any governmental agency nor shall you copy this Agreement except as necessary to provide a copy to any legal advisor or any governmental agency. Provided, however, that it shall not be a violation of this Agreement for you to confirm your engagement as a consultant for the Company.

    9. Public Announcements. The Company shall provide you with a reasonable opportunity for prior comment on any public announcement regarding your retirement from the Company.

    10. Applicable Law. Any dispute arising under this Agreement shall be governed by the laws of the State of Idaho, and the situs of any action shall be the Federal or State courts in Coeur d'Alene, Idaho.

    11. Remedies. You recognize and agree that the payment of damages would not be an adequate remedy for a breach by you of the provisions of
Section 8. You further recognize that irreparable injury will result to the Company, its business and its property in the event of any such breach and therefore, you agree that the Company may, in addition to recovering damages, proceed in equity to enjoin you from violating any of the provisions of
Section 8.

    12. Complete Agreement. This Agreement embodies the complete understanding and agreement of the parties hereto relating to the subject matter hereof; notwithstanding the foregoing, nothing in this Agreement contravenes, the terms of applicable vested employee benefits plans, which terms are incorporated herein by reference.

    13. Severability. In the event that any provision hereof shall be determined by any court of competent jurisdiction to be illegal or unenforceable, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions hereof.

    14. No Assignment. Except by assignments as a matter of law, or to a relative or trust for purposes of administration of your estate, or for purposes of estate planning, none of your benefits or payments to be provided hereunder shall be assignable by you or any other person.

    15. Successors and Assigns. The rights of the Company hereunder shall inure to the benefit of any and all of its successors, assigns and affiliates and their respective successors, assigns, representatives, agents, officers, directors, attorneys and employees.

    16. Execution of Agreement. This Agreement may be executed in counterparts.


ATTEST                        LOUISIANA-PACIFIC CORPORATION


_________________________     By ________________________________

                              Its _______________________________


ATTEST


_________________________